KERYX BIOPHARMACEUTICALS ANNOUNCES FINANCIAL MANAGEMENT CHANGE

New York, NY - June 18, 2007 - Keryx Biopharmaceuticals (Nasdaq:KERX) today announced that Ronald C. Renaud, Jr, Senior Vice President and Chief Financial Officer, will be resigning his position with Keryx effective June 27, 2007.  Mark Stier, Keryx’s Chief Accounting Officer, who has been with Keryx since March 2007, will assume responsibilities for all financial functions at Keryx.

"For the past year and a half, I have been working away from my family and home in the Boston area, and felt it was best for me to pursue an opportunity closer to home," said Mr. Renaud, who continued, "I continue to be excited by the Keryx pipeline and feel strongly that the lead product candidate, Sulonex, will play a prominent role in the treatment of diabetic nephropathy.”

"We understand and support Ron's desire to address both personal and family priorities.  We truly appreciate Ron's contributions since he has been with Keryx and we wish him well in his future endeavors," stated Michael S. Weiss, Chairman and Chief Executive Officer of Keryx.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex(TM) (sulodexide oral gelcap), previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex(TM), an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end- stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in- class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.